CONTACT:   River Oaks Partnership Services, Inc.
           (888) 349-2005 (toll free)

FOR IMMEDIATE RELEASE


                  DENVER, COLORADO, August 21, 2000-As previously announced, AIMCO Properties, L.P. is tendering for any and all units of limited partnership interest in the partnerships set forth below, subject to the terms of the respective Offers to Purchase (the "Offers"). AIMCO Properties, L.P. has extended the expiration date of each of the Offers. The expiration date for each of the Offers has been extended to 5:00 p.m., New York time, on Monday, September 15, 2000. The offer was previously scheduled to expire at 5:00 p.m., on Monday, August 21, 2000.

                  AIMCO Properties, L.P. has reported, based on information provided by the Information Agent for the Offer, that as of the close of business on August 18, 2000, the approximate number of units set forth below had been tendered pursuant to each of the Offers.

                                                                    PURCHASE PRICE               NUMBER OF
                       NAME OF PARTNERSHIP                          PER UNIT                     UNITS TENDERED
                       -------------------                          --------------               --------------
Angeles  Income Properties, Ltd. II                                    $165.00                          923
Angeles Partners XI                                                     334.00                          568
Angeles Partners XII                                                    804.00                          811
Century Properties Fund XVII                                            309.00                          132
Consolidated Capital Institutional Properties 3                         106.00                     4,491.20
Davidson Diversified Real Estate II                                   4,288.00                        11.75
Davidson Income Real Estate LP                                          409.00                       262.50
Johnstown/Consolidated Income Partnership                                29.00                            0
Shelter Properties IV Limited Partnership                               574.10                          463
Shelter Properties VI Limited Partnership                               531.00                          761

                  For further information, please contact River Oaks Partnership Services, Inc. at (888) 349-2005 (toll free), which is acting as the Information Agent for the Offers.